THE VAN ECK WORLDWIDE INSURANCE TRUST
                        SHAREHOLDER INFORMATION AGREEMENT

SHAREHOLDER INFORMATION AGREEMENT dated as of April 16, 2007 ("Effective Date") by and between Van Eck Securities Corporation, ("Van Eck") and Phoenix Life Insurance Company ("Agent").

WHEREAS, the Valley Forge Life Insurance Company "Intermediary" is a manufacturer of variable life and variable annuity insurance products;

WHEREAS, Phoenix Life Insurance Company is the agent for the Intermediary in terms of the administration of the variable life and variable annuity insurance products;

WHEREAS, the Intermediary and Van Eck previously entered into Participation Agreements allowing the Intermediary to offer certain insurance dedicated mutual funds through its Separate Accounts by way of the Intermediary's variable life and variable annuity insurance products;

WHEREAS, Rule 22c-2 of the Investment company Act of 1940, as amended, ("Act") requires every mutual fund company or its principal underwriter to enter into written agreements with financial intermediaries obligating each financial intermediary to provide certain shareholder information as defined by Rule 22c-2 ("Rule") of the Act. The Rule also obligates the financial intermediary to execute instructions from the fund company should the fund company determine that a shareholder's trading activity violates the fund's short-term trading policies;

WHEREAS, Rule 22C-2 allows the agent to enter into shareholder agreements on the Intermediary's behalf;

WHEREAS, Van Eck is the principal underwriter of the Van Eck Worldwide Insurance Trust (the "Fund");

WHEREAS, the Intermediary is an intermediary as defined by the Rule;

WHEREAS, Van Eck and the Agent enter into this Shareholder Information Agreement ("Agreement") to comply with the requirements of the Rule;

NOW, in consideration of the mutual covenants contained in this Agreement, the parties intend to be legally bound and agree to the following:

                                 I. DEFINITIONS

1.1 - Intermediary: The term "Intermediary" means an insurance company separate account offering any of the Fund's insurance dedicated mutual funds ("Separate Account") and/or the insurance company acting as the depositor for the Separate Account as well as the Agent administering the functions of the Separate Account with respect to the Intermediary's variable life and annuity business.

1.3 - Shares: The term "Shares" means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Act that are held by the Intermediary.

1.4-Shareholder: The term "Shareholder" means the holder of interests in a variable annuity or variable life insurance contract issued contract by the Intermediary ("Contract"), or a participant in an employee benefit plan with a beneficial interest in a contract.

1.5-Shareholder -Initiated Transfer Purchase: The term "Shareholder-Initiated Transfer Purchase" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a Contract to a Fund as a result of "dollar cost averaging" programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Contract death benefit; (iii) one-time step-up in Contract value pursuant to a Contract death benefit; (iv) allocation of assets to a Fund through a Contract as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or planned premium payments to the Contract; or (v) prearranged transfers at the conclusion of a required free look period.

1.6-Shareholder Initiated Transfer Redemption: The term "Shareholder-Initiated Transfer Redemption" means a transaction that is initiated or directed by a Shareholder that results in a transfer of assets within a Contract out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a Contract out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, insurance company approved asset allocation programs and automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Contract; (iii) within a Contract out of a Fund as a result of scheduled withdrawals or surrenders from a Contract; or (iv) as a result of payment of a death benefit from a Contract.

1.7-Shareholder Information: The term "Shareholder Information" shall have the meaning set forth in Section 2.1(i), 2.1(ii), and 2.1(iii) below.

1.8-Written or In Writing: The term "written", "in writing" or similar term includes electronic writings and facsimile transmissions unless otherwise specified.

                             II. INFORMATION SHARING

2.1 Information Sharing - Intermediary agrees to provide Van Eck or its designees, upon written request, the following Shareholder Information:

(i)  the taxpayer identification number ("TIN");

(ii) the Contract owner number or participant account number associated with the Shareholder;


(iii) the amount, date and transaction type of every purchase, redemption, transfer, or exchange of Shares held through an account maintained by the Intermediary during the period covered by the request.

2.2 Period Covered by Request - Requests must set forth a specific period, not to exceed ninety (90) days from the date of the request, for which Shareholder Information is sought. Van Eck or its designee may request Shareholder Information older than ninety (90) days from the date of the request as it deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.3 Timing of Requests- Requests for Shareholder Information shall be made no more frequently than quarterly except as Van Eck or its designee deems necessary to investigate compliance with policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

2.4 Form and Timing of Response-

(a) Intermediary agrees to provide Shareholder Information to Van Eck or its designee promptly upon request. If Van Eck or its designee requests, the Intermediary agrees to use its best efforts to promptly determine whether any specific person about whom it has received Shareholder Information is itself a financial intermediary ("indirect intermediary").

(b) The Intermediary further agrees that if Van Eck or its designee requests, the Intermediary will, with notice to Van Eck or its designee, promptly either:

(i) provide Shareholder Information for those shareholders who hold an account with an indirect intermediary; or (ii) prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the Fund.

(b) Responses required by this paragraph must be communicated in writing and in a format mutually agreed upon by the Fund or its designee and the Intermediary; and according to the IRS' website, the ITIN refers to the Individual Taxpayer Identification number, which is a nine-digit number that always begins with the number 9 and has a 7 or 8 in the fourth digit, example 9XX-7X-XXXX. The IRS issues ITINs to individuals who are required to have a U.S. taxpayer identification number but who do not have, and are not eligible to obtain a Social Security Number (SSN) from the Social Security Administration (SSA). SEC Rule 22c-2 inadvertently refers to the ITIN as the International Taxpayer Identification Number.

(c) To the extent practicable, the format for any Shareholder Information provided to the Fund should be consistent with the NSCC Standardized Data Reporting Format.

2.5 Limitations on Use of Shareholder Information- Van Eck agrees to only use the Shareholder Information for the purposes of identifying Shareholders who may be violating the Fund's policies and procedures with respect to dilution of the Fund's value as contemplated by the Rule or to fulfill other regulatory or legal requirements subject to the privacy provisions of Title V of the Gramm-Leach Bliley Act (Public Law 106-102) and comparable state laws. Van Eck further agrees that the Shareholder Information is confidential and that Van Eck will not share the Shareholder Information externally, unless the Intermediary provides Van Eck with prior written consent to share such Shareholder Information. Van Eck agrees not to share the Shareholder Information internally, except on a "need to know basis." The Fund further agrees to promptly notify the Intermediary if the confidentiality of the Shareholder Transaction Information is breached.

                          III. PROHIBITIONS ON TRADING

3.1 Agreement to Prohibit Trading. Intermediary agrees to execute written instructions from Van Eck or its designee to prohibit further purchases or exchanges of Shares by a Shareholder that has been identified by the Fund as having engaged in transactions of the Fund's Shares (directly or indirectly through the Intermediary's account) that violate policies established by the Fund for the purpose of eliminating or reducing any dilution of the value of the outstanding Shares issued by the Fund. Unless otherwise directed by Van Eck or its designee, any such prohibitions shall only apply to Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly or indirectly through Intermediary. Instructions must be received by Intermediary at the following address, or such other address that Intermediary may communicate to you in writing from time to time, including, if applicable, an e-mail and/or facsimile telephone number:

                  Phoenix Life Insurance Company
                  Attention: Michael Marshall
                  31 Tech Valley
                  East Greenbush, New York 12061

Should Van Eck or its designee decide to implement a restriction, such as a holding requirement or a dollar threshold, Van Eck agrees to give the Intermediary at least six (6) months to program its systems to administer such a restriction. If such notice is not practicable, the Fund agrees to negotiate with the Intermediary, in good faith, a restriction that the Intermediary can effectively administer.

3.2 Form of Instructions. Instructions must include the TIN, ITIN, or GII and the specific individual Contract owner number or participant account number associated with the Shareholder, if known, and the specific instruction(s) to be executed, including how long the prohibition(s) is(are) to remain in place. If the TIN, ITIN, GII or the specific individual Contract owner number or participant account number associated with the Shareholder is not known, the instructions must include an equivalent identifying number of the Shareholder(s) or account(s) or other agreed upon information to which the instruction relates. Upon request of the Intermediary, Van Eck agrees to provide to the Intermediary, along with any written instructions to prohibit further purchases or exchanges of Shares by Shareholder, information regarding those trades of the contract holder that violated the Fund's policies relating to eliminating or reducing any dilution of the value of the Fund's outstanding Shares.

3.3 Timing of Response. Intermediary agrees to execute instructions as soon as reasonably practicable, but not later than five (5) business days after receipt of the instructions by the Intermediary.

3.4 Confirmation by Intermediary. Intermediary must provide written confirmation to Van Eck or its designee that instructions have been executed. Intermediary agrees to provide confirmation as soon as reasonably practicable, but not later than ten (10) business days after the instructions have been executed.

3.5 Redemption Fees. Van Eck agrees to rely on the Intermediary's market timing procedures to control market timing activity in lieu of imposing a redemption fee. If the Fund ultimately decides to impose a redemption fee on variable contracts, Van Eck agrees to notify the Intermediary at least six (6) months in advance so that the Intermediary can program its systems to administer the fee. If such notice is not practicable, Van Eck agrees to reimburse the Intermediary for its costs in completing the systems work.

                             IV. GENERAL PROVISIONS

4.1 Construction of the Agreement; Fund Participation Agreements. The parties have entered into one or more Fund Participation Agreements between or among them for the purchase and redemption of shares of the Funds by the Accounts in connection with the Contracts. The Fund Participation Agreements are hereby incorporated by reference into this Agreement, as this Agreement is intended to be a supplement to the Fund Participation Agreements. To the extent the terms of this Agreement conflict with the terms of a Fund Participation Agreement, the terms of this Agreement shall control.

4.2 Indemnification. Van Eck agrees to indemnify and hold harmless Intermediary from any and all liability, claim, loss, demand, damages, costs and expenses (including reasonable attorney's fees) arising in connection with third party claim or action brought against Intermediary as a result of any unauthorized disclosure of a shareholder's taxpayer identification number provided to Van Eck or its designee in response to a request for Shareholder Information pursuant to the terms of this Agreement.

4.3 Force Majeure. Either party is excused from performance and shall not be liable for any delay in performance or non-performance, in whole or in part, caused by the occurrence of any event or contingency beyond the control of the parties including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, natural disasters, acts of God, and acts of war or terrorism. The party who has been so affected shall promptly give written notice to the other Party and shall use its best efforts to resume performance. Upon receipt of such notice, all obligations under this Agreement shall be immediately suspended for the duration of such Force Majeure Event.

4.4 Dispute Resolution. The parties hereby mutually agree to use their best efforts to seek an amicable solution to any controversy or dispute regarding the subject matter hereof. Any unresolved controversy, claim or dispute shall be submitted to binding arbitration in accordance with the Commercial Rules of the American Arbitration Association and judgment upon any such award may be entered in any court having jurisdiction thereof. Arbitration shall be conducted by a single arbitrator who shall have the authority to grant any and all appropriate relief, including, but not limited to, granting injunctive relief or demanding specific performance. The arbitrator may make an initial determination of the location of the arbitration or whether proceedings may ensue based entirely upon documentary evidence. Unless otherwise mutually agreed in writing by the parties, said determination by the arbitrator shall become final and binding 3 days after the arbitrator's ruling. Arbitration costs and expenses shall be borne equally by the parties. Each party hereby agrees to waive and suspend enforcement of any and all rights pursuant to this and all related agreements during the pendency of such arbitration proceedings

4.5 Termination. This Agreement will terminate upon the termination of the applicable Fund Participation Agreements.

IN WITNESS WHEREOF, the below persons, as duly authorized officers, have caused this Agreement to be executed on behalf of the parties as of the Effective Date.

Van Eck Securities Corporation

By:      /s/ Peter T. Moeller
   -----------------------------------------

Name:    Peter T. Moeller
     -------------------------------

Title:   Vice President, Sales

Date:
     ---------------------------------------

Phoenix Life Insurance Company, as Agent for Valley Forge Life Insurance Company

By:      /s/ Gina Collopy O'Connell

Name:    Gina Collopy O'Connell

Title:   Senior Vice President

Date:    4/11/07